FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
May 2, 2005                                       3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com


                FX Energy Details Significance of Sroda Discovery

Salt Lake City, May 2, 2005 - FX Energy, Inc. (Nasdaq: FXEN) reported today that drilling and logging of the Sroda-4 well is complete. The well was drilled to a total depth of 3,700 meters. The logs show a net productive reservoir in the Rotliegendes sandstone of 33 meters with average porosity in excess of 20 percent. "The Sroda-4 is an unqualified success," said David Pierce, the Company's CEO. "It is exactly what we hoped for and gives us even greater confidence in our upside estimates for Sroda and other structures in the immediate vicinity."

A production liner will be run in the well with a production test to follow. The Company will meet with its partner, the Polish Oil and Gas Company (POGC), later this month to firm up plans to drill the Sroda-5 well and acquire new 2-D and 3-D data over a number of structures in the Sroda vicinity, including Sroda, Sroda NE and Winna Gora.

"Sroda-4 has established a significant column of producible gas and confirms that excellent reservoir properties exist in the aeolian facies of the Rotliegendes (Lower Permian) at this depth. The 33 meter gas column coincides with the mapped closure which indicates that the potential gas accumulation may be as large as the Company's estimated unrisked gross maximum of 400 bcf. The success of Sroda reduces the risk of other similar structures in the vicinity and will lead to an active exploratory drilling campaign in Fences II," said Richard Hardman, head of FX Energy's technical team.

In a technical presentation earlier this month FX Energy reported that the Company believes the proposed seismic program in the Sroda area alone will provide drilling targets on structures that may contain unrisked estimated maximum potential of approximately 1.5 tcf of gas. FX Energy owns a 49% interest in the Fences II area.

FX Energy holds interests in four project areas in Poland:

         o The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for approximately 45,000 acres around the Zaniemysl-3 well where FX holds 24.5%, CalEnergy holds 24.5% and the POGC holds 51%.

         o The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

         o The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

         o The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds an 82% interest and is the operator; POGC holds an 18% interest.

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.